Exhibit 99.1

14040 Park Center Road, Suite 210, Herndon, VA 20171;
703-674-5500; Fax 703-674-5506
E-mail: info@steelcloud.com

For company information contact: Tim Clemensen at 212-843-9337 or tclemensen@rubensteinir.com. For financial information please access our web site at www.steelcloud.com

PRESS RELEASE
For Immediate Distribution

SteelCloud Announces First Quarter 2008 Results and Conference Call
Company posts significant improvement over Q1 2007

Herndon, VA—March 20, 2008--SteelCloud, Inc. (Nasdaq: SCLD), a manufacturer of embedded integrated computing systems for the industrial automation marketplace, today reported financial results for its first quarter 2008 which ended January 31, 2008.

First quarter revenues increased 31% to approximately $5.8 million in fiscal 2008 compared to $4.4 million in the first quarter in 2007. The net loss was approximately ($676,000) or ($.05) per share for the first quarter in 2008 compared to a net loss of ($971,000) or ($.07) per share for the same period in 2007.

“Our first quarter is typically our most challenging and cyclic,” said Bob Frick, SteelCloud CEO and President. “Revenue growth is our highest priority and focus for fiscal 2008. As I have previously discussed, our goal for 2008 is to grow at a rate greater than our market segment which is 8 to 10 % annually. Our first quarter results exceed that goal and are a significant improvement over Q1 2007. We remain on plan to continue this improvement throughout the fiscal year and to accomplish a profitable 2008.”

First Quarter Highlights:

•	Revenues increased over 31%; Core business integrator and ISV revenues increased by 59%

•	Operating expenses decreased 17%

•	Generated a net increase in cash of $43,000

•	Cash balance at January 31, 2008 was $2.7 million

•	Working capital was $3.2 million

Quarterly Conference Call

The Company will hold a conference call at 10:00 AM EST on Monday March 24, 2008 to discuss the first quarter results. Robert Frick, SteelCloud President and Chief Executive Officer, will host the call. For investors interested in listening to the earnings call, please dial 866-901-2585, for international calls dial 404-835-7099 and reference SteelCloud. A recording of the earnings call will be available until 11:59 PM EST, April 4, 2008, and will be accessible by dialing 866-211-4755 (USA) or 404-835-7050 (International) and keying in 4804300#. Press 4 to listen, enter confirmation: 200803183105370#.

About the Company

SteelCloud is a manufacturer of embedded integrated computing systems for the industrial automation marketplace. The Company designs and manufactures specialized servers and appliances for federal integrators, software vendors and volume users.  For both the government and commercial markets the Company delivers integration services and software focused on risk management and network management solutions.   The Company’s ISO 9001:2000 certified Quality Management System provides procedures for continuous quality improvement in all aspects of its business.   Over its nearly 20-year history, the Company has won numerous awards for technical excellence and customer satisfaction.  The Company can be reached at (703) 674-5500.  Additional information is available at www.steelcloud.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: business conditions and the amount of growth in the computer industry and general economy; competitive factors; ability to attract and retain personnel, including key sales and management personnel; the price of the Company's stock; and the risk factors set forth from time to time in the Company's SEC reports, including but not limited to its annual report on Form 10-K and its quarterly reports on Forms 10-Q; and any reports on Form 8K. SteelCloud takes no obligation to update or correct forward-looking statements.

STEELCLOUD, INC.
CONDENSED CONSOLIDATED BALANCE SHEET

	October 31,	January 31,
	2007	2008
ASSETS		(unaudited)
Current assets
Cash and cash equivalents	$2,622,654	$2,665,204
Accounts receivable, net	2,625,372	2,446,242
Inventory, net	1,178,395	2,930,519
Prepaid expenses and other current assets	255,924	231,227
Deferred contract costs	83,753	71,078
Total current assets	6,766,098	8,344,270

Property and equipment, net	802,288	740,774
Equipment on lease, net	323,904	250,144
Other assets	44,053	50,456

Total assets	$7,936,343	$9,385,644

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,789,329	$3,260,459
Accrued expenses	1,158,641	1,789,674
Notes payable, current	12,842	10,808
Unearned revenue	98,255	70,021
Total current liabilities	3,059,067	5,130,962

Long-term liabilities
Notes payable, long-term	15,442	13,591
Other, including severance obligations	154,520	146,556
Total long-term liabilities	169,962	160,147

Stockholders’ equity
Preferred stock, $.001 par value: 2,000,000 shares authorized, no shares issued and outstanding at October 31, 2007 and January 31, 2008	-	-
Common stock, $.001 par value: 50,000,000 shares authorized, 14,716,934 and 14,716,934 shares issued at October 31, 2007 and January 31, 2008, respectively	14,717	14,717
Additional paid in capital	50,234,099	50,297,367
Treasury stock, 400,000 shares at October 31, 2007 and January 31, 2008	(3,432,500)	(3,432,500)
Accumulated deficit	(42,109,002)	(42,785,049)
Total stockholders’ equity	4,707,314	4,094,535

Total liabilities and stockholders’ equity	$7,936,343	$9,385,644

STEELCLOUD, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended January 31,
	2007 (restated)	2008

Revenues
Products	$3,890,161	$5,253,027
Services	532,906	553,445
Total revenues	4,423,067	5,806,472

Cost of revenues
Products	3,316,233	4,615,803
Services	371,078	440,309
Total cost of revenues	3,687,311	5,056,112

Gross profit	735,756	750,360

Selling and marketing	418,109	320,244
Research and product development	142,827	198,225
General and administrative	1,160,403	914,353

(Loss) from operations	(985,583)	(682,462)

Interest income (expense), net	14,223	6,415

(Loss) before income taxes	(971,360)	(676,047)

Provision for income taxes	-	-

Net (loss)	(971,360)	(676,047)

(Loss) per share (basic and diluted):
Basic and diluted (loss) per share	$(0.07)	$(0.05)

Weighted-average shares outstanding, basic and diluted	14,262,176	14,316,934